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                                                                                                                        Exhibit 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)

                                                                              Three Months Ended        Nine Months Ended
                                                                                 September 30,             September 30,
                                                                               2003        2002          2003        2002
                                                                              ------      ------        ------      ------


Earnings (loss) from continuing operations before taxes on earnings
    and extraordinary gain                                                    $ 197       $  (1)        $ 476       $ 296

Fixed charges
 Interest expense:
    Brokerage client cash balances                                               14          41            62         134
    Deposits from banking clients                                                23          24            69          69
    Long-term debt                                                                8          10            27          37
    Short-term borrowings                                                         4           6            11          19
    Other                                                                         6           2            14           5
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        Total                                                                    55          83           183         264
 Interest portion of rental expense                                              22          20            66          63
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    Total fixed charges (A)                                                      77         103           249         327
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Earnings from continuing operations before taxes on earnings,
    extraordinary gain and fixed charges (B)                                  $ 274       $ 102         $ 725       $ 623
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Ratio of earnings to fixed charges (B) / (A) (1)                                3.6         1.0 (2)       2.9         1.9
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Ratio of earnings to fixed charges excluding
    brokerage client interest expense (3)                                       4.1         1.0           3.5         2.5
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings (loss) from continuing  operations before taxes on earnings (loss),  extraordinary  gain and fixed charges.  "Fixed charges"  consist of interest  expense as listed  above,  including  one-third  of rental  expense,  which is  estimated  to be representative of the interest factor.

(2)  The amount of the deficiency in the ratio of earnings to fixed charges was $1 million for the three months ended  September 30,
     2002.

(3)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.

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